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                            (TEXAS GENCO LETTERHEAD)

FOR IMMEDIATE RELEASE                                                Page 1 of 2
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               TEXAS GENCO REPORTS STRONG 3RD QUARTER 2003 RESULTS
  COMPANY RAISES 2003 EPS ESTIMATE AND PROVIDES INITIAL 2004 EARNINGS GUIDANCE

         HOUSTON - OCTOBER 21, 2003 - Texas Genco Holdings, Inc. (NYSE: TGN), an 81 percent-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today reported net income of $82 million, or $1.03 per share for the quarter ended September 30, 2003, compared to net income of $3 million, or $0.04 per share, for the same period of 2002.

         The company raised its full-year 2003 earnings per share estimate to $1.50-$1.60 from its prior expectation of achieving the high end of $1.10-$1.30 per share. This revised earnings guidance reflects the strong year-to-date results, the higher capacity auction prices contracted for the remainder of the year and the return to service of two baseload generating units.

         The company also indicated that it currently has in excess of $700 million of capacity revenues under contract for 2004, including approximately 70 percent of its available baseload capacity. Taking these forward sales into consideration, the company provided initial 2004 earnings guidance of $2.75-$3.25 per share. However, the company emphasized that a portion of these forward sales occurred when natural gas prices were higher than current natural gas prices. Since baseload capacity product prices are influenced significantly by natural gas prices, future period revenues will be highly dependent on natural gas prices.

         "Our earnings improvement this quarter was again driven by higher wholesale electricity prices in our market," said David Tees, president and chief executive officer of Texas Genco. "I am also very pleased that two of our solid fuel baseload generating units were returned to service in the quarter," stated Tees. "I'm very proud of our employees who worked diligently to return these units to service safely and in a minimal amount of time. Our entire workforce remains focused on doing what they do best -- running efficient, safe and reliable plants."

         Wholesale electricity prices were much higher in 2003 due to substantially higher natural gas prices which led to increased capacity auction revenues for the company's baseload products. Energy revenues also increased, which more than offset an increase in fuel costs. Operation and maintenance expenses increased by $2 million due to higher pension and employee benefit expenses and costs associated with unplanned outages at Unit 1 of the South Texas Project nuclear facility and at Unit 8 of the W. A. Parish coal plant, which were partially offset by a reduction in technical support costs. Both units were returned to full service during the quarter. The company estimated that the added cost of replacement energy associated with the unplanned outages negatively impacted gross margin by approximately $35 million for the quarter. The company also indicated that some level of unplanned outages can be expected in the business.

                                    - more -


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                            (TEXAS GENCO LETTERHEAD)

FOR IMMEDIATE RELEASE                                                Page 2 of 2
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         For the nine months ended September 30, 2003, income before cumulative effect of accounting change was $105 million, or $1.31 per share, compared to a loss of $50 million, or $0.62 per share for the same period of 2002. Net income was $204 million, or $2.55 per share which reflects the benefit from the cumulative effect of accounting change of $99 million, or $1.24 per share, from the implementation of SFAS No. 143, "Accounting for Asset Retirement Obligations." This compares to a net loss of $50 million, or $0.62 per share, for the same period of 2002.

WEBCAST OF EARNINGS CONFERENCE CALL

         The management of Texas Genco will host an earnings conference call on Tuesday, Oct. 21, 2003, at 9 a.m. Central time. Interested parties may listen to a live, audio broadcast of the conference call at www.txgenco.com/investor.html. A replay can be accessed approximately two hours after the completion of the call, and will be archived on the web site for at least one year.

         Texas Genco Holdings, Inc., based in Houston, Texas, is one of the largest wholesale electric power generating companies in the United States with over 14,000 megawatts of generation capacity. It sells electric generation capacity, energy and ancillary services in one of the nation's largest power markets, the Electric Reliability Council of Texas (ERCOT). Texas Genco has one of the most diversified generation portfolios in Texas, using natural gas, oil, coal, lignite, and uranium fuels. The company owns and operates 60 generating units at 11 electric power-generating facilities and owns a 30.8 percent interest in a nuclear generating plant. Texas Genco currently is a majority-owned subsidiary of CenterPoint Energy, Inc. For more information, visit our web site at www.txgenco.com.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in Texas Genco's business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, the impact of unplanned plant outages and other factors discussed in Texas Genco's Form 10-Q for the quarterly period ended June 30, 2003 and other filings with the Securities and Exchange Commission.

                                    - # # # -

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                           Texas Genco Holdings, Inc.
                      Statements of Consolidated Operations
                             (Thousands of Dollars)
                                   (Unaudited)


                                                                Quarter Ended September 30,      Nine Months Ended September 30,
                                                                -----------------------------    -------------------------------
                                                                    2003             2002             2003             2002
                                                                ------------     ------------     ------------     ------------

Revenues:
 Energy revenues                                                $    404,553     $    346,855     $  1,006,719     $    893,664
 Capacity and other revenues                                         252,810          179,533          587,742          372,019
                                                                ------------     ------------     ------------     ------------
   Total                                                             657,363          526,388        1,594,461        1,265,683
                                                                ------------     ------------     ------------     ------------

Expenses:
 Fuel costs                                                          365,913          337,581          923,220          813,805
 Purchased power                                                      20,259           34,593           55,227           87,217
 Operation and maintenance                                           100,783           98,604          311,434          272,219
 Depreciation and amortization                                        40,778           38,836          119,248          117,768
 Taxes other than income taxes                                         5,084           10,062           27,858           48,840
                                                                ------------     ------------     ------------     ------------
   Total                                                             532,817          519,676        1,436,987        1,339,849
                                                                ------------     ------------     ------------     ------------
Operating Income (Loss)                                              124,546            6,712          157,474          (74,166)

Other Income                                                             919              434            2,208            3,338
Interest Expense                                                      (1,298)          (8,331)          (6,923)         (24,282)
                                                                ------------     ------------     ------------     ------------

Income (Loss) Before Income Taxes and Cumulative
 Effect of Accounting Change                                         124,167           (1,185)         152,759          (95,110)

Income Tax Benefit (Expense)                                         (41,761)           4,483          (47,942)          45,422
                                                                ------------     ------------     ------------     ------------

Income (Loss) Before Cumulative Effect of Accounting Change           82,406            3,298          104,817          (49,688)

Cumulative Effect of Accounting Change, net of tax                        --               --           98,910               --
                                                                ------------     ------------     ------------     ------------
Net Income (Loss) Attributable to Common Shareholders           $     82,406     $      3,298     $    203,727     $    (49,688)
                                                                ============     ============     ============     ============

Basic and Diluted Earnings Per Common Share:
 Income (Loss) Before Cumulative Effect of Accounting Change    $       1.03     $       0.04     $       1.31     $      (0.62)
 Cumulative Effect of Accounting Change, net of tax                       --               --             1.24               --
                                                                ------------     ------------     ------------     ------------
 Net Income (Loss) Attributable to Common Shareholders          $       1.03     $       0.04     $       2.55     $      (0.62)
                                                                ============     ============     ============     ============

Dividends Declared per Common Share                             $       0.25     $         --     $       0.75     $         --

Weighted Average Common Shares Outstanding (000):
 - Basic                                                              80,000           80,000           80,000           80,000
 - Diluted                                                            80,000           80,000           80,000           80,000

Physical Electric Generation Power Sales (MWH)                    14,533,513       15,475,590       36,327,349       41,922,693


     Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of Texas Genco Holdings, Inc.